Exhibit 10.1

Subordinated Promissory note

$1,600,000

Dated: December 1, 2025

Maturity Date: March 31, 2027

FOR VALUE RECEIVED, the undersigned, Instone Canada Corp., an Alberta company (the “Maker”), hereby promises to pay to the order of Dream Family Holdings Ltd., a British Columbia company (“Dream Family”), The Jeffery Leech Family Trust (the “Leech Trust”), Jeffery Leech, an individual (“Leech”), Wendi Chiavacci, an individual (“Chiavacci”), Michael Siemens, an individual (“Siemens”), Nathan Thompson, an individual (“Thompson”), and Curt Trierweiler, an individual (“Trierweiler”, together with Dream Family, Leech Trust, Leech, Chiavacci, Siemens, and Thompson, the Holder”), all as represented by Jeffery Leech, in his capacity as the Sellers’ Representative (as defined in the Purchase Agreement referred to below), payable to the Sellers’ Representative at [____], or at such other location as the Sellers’ Representative may direct the Maker in writing, the principal sum of ONE MILLION SIX HUNDRED thousand DOLLARS ($1,600,000), together with interest and other fees, charges, costs and expenses as set forth below. All references to monetary amounts in this Subordinated Promissory Note (this “Note”) are in Canadian dollars unless stated otherwise by reference to another country.

1. Purchase Agreement. This Note is the First Seller Note referenced and described in that certain Share Purchase Agreement, dated as of even date herewith, by and among the Maker, the Holder and the Sellers’ Representative (as amended, the “Purchase Agreement”). All capitalized terms not defined in this Note but defined in the Purchase Agreement shall have the meanings given to such terms in the Purchase Agreement.

2. Interest Rate.

a. The unpaid principal balance outstanding, from time to time, under this Note shall accrue interest until all of the principal shall be paid in full as follows: (a) from the date hereof through and including November 30, 2026, at a per annum rate equal to TD Bank’s “prime rate” plus 1.00% and (b) from and after December 1, 2026, at a per annum rate equal to TD Bank’s “prime rate” plus 3.00%.

b. Interest per annum shall be calculated on the basis of actual number of days elapsed. Interest shall accrue on each day or part thereof that any principal is outstanding, including non-Business Days.

c. In all events, the maximum amount of interest payable under this Note shall not exceed the maximum rate permitted under the applicable laws of Canada and the Province of British Columbia. If any interest or other amount paid or payable under this Note is determined to be in excess of such maximum rate, such excess shall be deemed to have been paid by mistake and shall be refunded to the Maker or applied to reduce the principal balance owing under this Note.

3. scheduled Payments of Principal and Interest. Subject to the provisions of Sections 6 and 7 below, principal and interest under this Note shall be payable as follows:

a. Interest on the unpaid principal balance of this Note shall be payable, in arrears, on the last day of each of March, June, September, and December (each, an “Interest Payment Date”), commencing with the Interest Payment Date of March 31, 2026;

b. The unpaid principal balance of this Note shall be paid in the amount of $400,000 on July 31, 2026 and $400,000 on October 31, 2026; and

c. On March 31, 2027 (the “Maturity Date”), the entire remaining outstanding balance of this Note (including, without limitation, all unpaid principal, all accrued but unpaid interest and all unpaid fees, charges, costs and expenses) shall become immediately due and payable in full.

4. Prepayment; Setoff.

a. The Maker shall have the right, at any time, subject to the Subordination Agreement (as defined in Section 2.4.1 of the Purchase Agreement), to prepay all or any portion of the indebtedness evidenced by this Note, without penalty or premium. Any such prepayments shall be applied as follows: first, to all then-accrued but unpaid interest; and then, to the then-outstanding principal balance hereunder in inverse order of maturity.

b. The Holder hereby acknowledges and agrees that any amounts owing from time to time hereunder by the Maker to the Holder, after written notice to the Holder, is and shall be subject to the set-off rights of the Maker pursuant to Sections 7.7.1 and 7.7.4 of the Purchase Agreement. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit the Maker in any manner in the enforcement or any other remedies that may be available to it under the Purchase Agreement. Any amounts set-off shall be applied as follows: first, to all then accrued but unpaid interest, and then, to the then outstanding principal balance hereunder in the direct order of maturity.

5. guaranty. The Maker’s obligation to pay amounts due under this Note shall be guaranteed by means of that certain Guaranty, dated as of the date hereof, by Capstone Holding Corp. (“Capstone”) to the Holder (the “Capstone Guaranty”).

6. Events of Default; Acceleration. If any of the following event (“Events of Default”) shall occur:

a.	any failure of the Maker to pay any principal or interest under this Note when and as due hereunder, except to the extent that payment of such principal or interest is not permitted to be paid on such date pursuant to the Subordination Agreement;

b.	the Maker shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar official or itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) take any action or commence any case or proceeding under the Legal Requirements relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, or any other Legal Requirement (as defined in the Purchase Agreement) providing for the relief of debtors, (v) fail to contest in a timely or appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under any Legal Requirements or (vi) take any corporate action for the purpose of effecting any of the foregoing; or

c.	any proceeding or case shall be commenced against the Maker, without the application or consent of the Maker, in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, dissolution, winding-up or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for all or any substantial part of its assets or (iii) similar relief in respect of it, under any Legal Requirement relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts or any other law providing for the relief of debtors, and such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of sixty (60) calendar days; or an order for relief shall be entered in an involuntary case under any Legal Requirements against the Maker;

then, and in any such event, so long as the same may be continuing as of the date when written notice is given as set forth herein, and subject in all cases and in all instances to the Subordination Agreement, the Holder may, by a written notice to the Maker, declare all amounts owing with respect to this Note to be, and they shall thereupon forthwith become, immediately due and payable in full without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Maker; provided, however, that in the event of any Event of Default specified in Section 5(b) or (c) above, all such amounts shall become immediately due and payable and without any requirement of written notice, presentment, demand, protest or other notice of any kind by the Holder to the Maker.

Upon the occurrence and during the continuance of an Event of Default specified in Section 5(a) above, subject to the provisions of the Subordination Agreement, the interest rate in effect hereunder may, at the Holder’s election, be increased to a fluctuating default rate (“Default Rate”) equal to two hundred (200) basis points greater than the rate in effect hereunder immediately prior to the occurrence of such Event of Default.

7. mandatory prepayments.

a.	The entire unpaid principal balance of this Note and all accrued and unpaid interest thereon and all other fees, charges, costs and expenses hereunder shall become immediately due and payable, without demand or notice, upon the occurrence of any (i) acquisition of the Maker by one or more third parties by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger, reverse merger or consolidation) that would result in the transfer of a majority of the outstanding equity securities of the Maker or a controlling interest in the outstanding voting securities of the Maker to such third parties, or (ii) a sale of all or substantially all of the assets of the Maker.

b.	The Maker shall make a prepayment of the outstanding principal amount of this Note in an amount equal to fifty percent (50%) of the Net Cash Proceeds received by Capstone after the date of this Note in excess of U.S. $1,100,000 from the issuance of stock (other than pursuant to any stock incentive plan or other incentive compensation) or incurrence of indebtedness for borrowed money (the “Capstone Capital Payment”) within seven (7) days of receipt of such Net Cash Proceeds. Any Capstone Capital Payment shall be applied against the next scheduled installment which, for the avoidance of doubt, will reduce the amount of the principal payment to be made on such next scheduled installment date pursuant to Section 3(b). For the purposes of this Section 7, “Net Cash Proceeds” means, with respect to any issuance of stock or incurrence of indebtedness for borrowed money by Capstone, the aggregate cash proceeds received by Capstone therefrom, net of (a) underwriting discounts and commissions, (b) reasonable out-of-pocket fees and expenses actually incurred in connection therewith (including reasonable legal, accounting, advisory, placement agent, and investment banking fees), and (c) any applicable taxes directly payable as a result of such transaction, to the extent such taxes are not otherwise reimbursed or creditable.

8. Presentment, Etc. The Maker hereby waives presentment, demand, protest and notice of presentment, demand, nonpayment and protest.

9. Governing law and venue.

a. This Note shall be governed by and construed in accordance with the laws of the Province of British Columbia and the Federal Laws of Canada, to the extent applicable, for all purposes and in all respects, without giving effect to the conflict of law provisions thereof.

b. Each of the parties to this Note hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the Province of British Columbia, in the City of Vancouver, in any proceeding arising out of or relating to this Note or for recognition or enforcement of any judgment, and each of the parties to this Note hereby irrevocably and unconditionally agrees that all claims in respect of any such proceeding may be heard and determined in any such provincial court or, to the extent permitted by Legal Requirements, in such federal court. Each of the parties to this Note agrees that a final judgment in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Legal Requirements. Each of the parties to this Note irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any proceeding arising out of or relating to this Note in any such above-mentioned courts. Each of the parties to this Note irrevocably waives, to the fullest extent permitted by Legal Requirements, the defense of an inconvenient forum to the maintenance of such proceeding in any such court.

10. Amendments. Except to the extent expressly set forth herein, any term of this Note may be amended or waived only with the written consent of the Maker and the Holder, and in accordance with the terms of the Subordination Agreement.

11. SUCCESSORS AND ASSIGNS. The Holder may not assign or transfer any part of this Note without the prior written consent of the Maker, which consent not to be unreasonably withheld, conditioned or delayed. The Maker may not assign or transfer any part of its obligations under this Note. Subject to the terms of this section, this Note will be binding on and inure to the benefit of the respective legal and personal representatives, devisees, heirs, executors, successors and assigns of the Holder and the Maker.

12. Notices. All notices required or permitted to be given hereunder shall be in writing and shall be given in accordance with the provisions of Section 9.1 of the Purchase Agreement, which Section 9.1 is hereby incorporated by reference into this Note.

13. EXECUTION OF NOTE. This Note shall be delivered in original wet-ink signature.

[SIGNATURE PAGE FOLLOWS]

In witness whereof, the parties hereto have caused this Subordinated Promissory Note to be properly and duly executed and delivered as of the date first above written.

MAKER:

instone canada corp.

By:
Name:
Title:

[Signature Page – First Seller Note]